Exhibit 99.1

For Immediate Release

CORPORATE CONTACTS:	MEDIA/MARKETING CONTACT:
Robert Hamilton, CFO	Merilee Kern, Marketing Manager
954-360-9022	702-562-0064
rhamilton@eDiets.com	merilee@eDiets.com

Alison Tanner, CFA, Chief Strategist
954-360-9022
alison@eDiets.com

eDiets Extends Its Record of Profitable Growth
Online diet and fitness is good for the consumer…and good for business

DEERFIELD BEACH, FLA.—(BUSINESSWIRE)—October 22, 2002—eDiets.com, Inc. (OTCBB:EDET), the leader in personalized online diet, fitness and motivation programs, today reported that its fiscal third quarter ended September 30, 2002 marked the Company’s fifth consecutive profitable quarter. Revenues, which consist primarily of subscription fees, grew by 13 percent for the third quarter and 32 percent for the first nine months of 2002 compared to the same periods of the prior year. eDiets expects to enroll its one millionth paid subscriber during the fourth quarter of 2002.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of fiscal 2002 totaled $783,000, an increase of 110 percent compared to EBITDA of $373,000 in the same period of the prior year, while EBITDA for the nine months ended September 30, 2002 totaled $2.7 million, an increase of 589 percent compared to EBITDA of $392,000 for the same period of the prior year. EBITDA improved to 10 percent of revenues of $7.6 million in the third quarter of 2002 compared to 6 percent of revenues of $6.7 million in the third quarter of 2001, and improved to 12 percent of revenues of $22.3 million for the nine months ended September 30, 2002 compared to 2 percent of revenues of $16.9 million in the prior year. The improvement in EBITDA margins was attributable primarily to more productive online advertising spending in 2002 as compared to 2001. The Company continues to actively invest in product enhancements and during the third quarter of 2002 launched both a major redesign of its flagship Website www.eDiets.com as well as significantly more robust fitness technology.

Cash flow from operations for the first nine months of 2002 remained strong at $2.8 million compared to $1.5 million for the first nine months of 2001. The Company’s balance sheet also remained strong; cash and restricted cash balances totaled $3.8 million as of September 30, 2002 after non-operating expenditures for the nine months ending September 30, 2002 that included net capital expenditures of $445,000 and the repayment of $1.0 million on a note payable which is outstanding in connection with the Company’s acquisition of DietSmart, Inc. in October 2001.

Net income for the third quarter of fiscal 2002 totaled $175,000, or $0.01 per diluted share, a decrease of 21 percent compared to $224,000, or $0.02 per diluted share, for the prior year’s third quarter. The decrease in net income resulted from an unusually high income tax provision in the most recent quarter due to limitations on the annual utilization of net operating loss carryforwards to which the Company has now become subject. For the nine months ended September 30, 2002 net income totaled $1.5 million, or $0.09 per diluted share, compared to $30,000 or $0.00 per diluted share for the nine months ended September 30, 2001.

Founder, chairman and CEO David Humble noted, “Online diet and fitness programs continue to win converts. We look forward to registering our one millionth paying member later this year. Research indicates that consumers find the Web to be an attractive medium for weight loss because it is convenient, and because they have so many more fellow dieters with whom they can interact for information and support. With both Internet usage and obesity growing, and more and more individuals looking to the Web for health information and support, online diet and fitness solutions make sense for the consumer.”

Humble continued, “Online diet and fitness makes sense for business, too. Consumers have been paying for offline diet and fitness programs for decades, but they can get much greater value and lower prices with online programs because those programs are less expensive to operate. With an attractive cost structure and a critical mass of hundreds of thousands of members, eDiets continues to achieve sound, profitable growth.”

eDiets will hold a conference call for investors at 10:30 a.m. EDT on October 22, 2002, which will also be broadcast live via CCBN Webcast at the Company’s Investor Relations Website located at www.eDiets.com/investors. A replay of the conference call Webcast will be available beginning at 12:30 p.m. EDT on October 22, 2002. Those interested in pre-registering for the Webcast can do so at www.eDiets.com/investors.

About eDiets.com, Inc.

eDiets.com, Inc. (OTCBB:EDET), the online diet services category leader through its brands eDiets (http://www.eDiets.com), eFitness (http://www.eFitness.com) and DietSmart (http://www.DietSmart.com), has been providing customized diet, fitness and motivational programs, products and services on a subscription basis since 1996. eDiets, eFitness and DietSmart members benefit from an array of comprehensive online support services that are available 24/7/365, including professionally moderated online meetings, support groups, chats and teleconferences. This combination of convenience, personalization, privacy, support and value provides subscribers to these services with an attractive alternative to traditional offline programs popularized by Weight Watchers International, Inc. (NYSE:WTW), Jenny Craig, Inc. and a variety of personal fitness trainers, educators and consultants. Each quarter, hundreds of thousands of consumers purchase eDiets.com membership subscriptions, and approximately 11 million opt-in subscribers currently receive the company’s leading proprietary bi-weekly health and wellness newsletter, eDiets Diet & Fitness News. Among other honors received, www.eDiets.com was named a Forbes Magazine “Best of the Web” fitness and nutrition Web site in both 2000 and 2001. eDiets.com, Inc. maintains its corporate office in Deerfield Beach, Florida.

Statements in the release, which are not historical in nature, are forward—looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, changes in general economic and business conditions, changes in product acceptance by consumers, effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, and inability to obtain sufficient financing. For additional information regarding these and other risks and uncertainties associated with eDiets.com business, reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

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eDiets.com, Inc.

Summary of Consolidated Financial Information
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
INCOME STATEMENT DATA:
Revenues	$7,599	$6,716	$22,312	$16,861
Cost and expenses:
Cost of revenue	668	567	2,128	1,380
Product development	325	170	955	378
Sales and marketing	4,478	4,737	12,317	12,508
General and administrative	1,345	869	4,240	2,203
Depreciation and amortization	332	139	982	355
Income from operations	451	234	1,690	37
Other (expense) income, net	(12)	—	(64)	7
Provision for income taxes	264	10	137	14
Net income	$175	$224	$1,489	$30
Earnings per common share
Basic	$0.01	$0.02	$0.09	$0.00
Diluted	$0.01	$0.02	$0.09	$0.00
Weighted average common and common equivalent shares outstanding
Basic	15,781	13,587	15,711	13,567
Diluted	16,847	14,633	17,268	14,693
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$783	$373	$2,672	$392

	September 30, 2002	December 31, 2001
BALANCE SHEET DATA:
Cash and cash equivalents (including restricted cash)	$3,826	$2,110
Total assets	12,995	11,214
Deferred revenue	3,276	2,193
Debt (excluding capital leases)	1,004	2,025
Stockholders’ equity	5,151	3,613

CONTACT:  Robert T. Hamilton, Chief Financial Officer, 954-360-9022, rhamilton@ediets.com